EXHIBIT 99.1

For Immediate Release

LightPath Technologies Reports Financial Results for

Fiscal 2022 Third Quarter

Freeform Optics Technology and LIDAR Capabilities Set a Path for Growth

ORLANDO, FL – May 12, 2022 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a vertically integrated provider of engineered solutions for the global photonics industry, today announced financial results for its fiscal 2022 third quarter ended March 31, 2022.

Management Commentary

LightPath’s President and Chief Executive Officer Sam Rubin stated, “Our fiscal third quarter results indicate yet another step in the right direction for the Company. Our results and recovery efforts in China continue to improve from last year’s discovery of malfeasance, even in the face of new COVID-19 shut-downs in China. Our margin is showing improvement due to incremental operational efficiency gains and our focus on acquiring better quality revenue, as well as a favorable revenue mix. Our new strategic focus on engineered solutions is showing us the right path to future opportunities and improved financial results.”

“Last year we discovered the malfeasance and other activities that occurred in our Chinese subsidiaries, and articulated our belief that it would take three to four quarters to recover from those events. Having completed the third quarter since we took action to address these events, we are pleased with our overall progress, particularly with respect to continued improvement in our margins, which are flowing to an improved bottom line, and continued improvement in our cash position. Our continued focus at improving our operational efficiencies, implementing cost reductions and sunsetting unprofitable products has resulted in overall improved financial performance, even without revenue growth. Revenue during the third quarter was impacted by the COVID-19 outbreak in China, as we had indicated in a mid-March press release.”

“Our new strategic direction, which will take us from a component manufacturer to a sub-system and system manufacturer, is based on delivering superior optical systems through leveraging key optical technologies which we own. One such technology is freeform optics, which we introduced in late 2021. Freeform optics provide new degrees of freedom in designing optical systems, achieving better overall performance, with lower cost, weight and size. This key technology now allows us to work with customers to develop superior optical systems, be part of the design process, and produce superior value for the customer. An example of this is demonstrated by the recent announcement by Attollo Engineering on the integration of our freeform technology into their LIDAR systems that are integrated into autonomous drones. The freeform technology is also key in applications such as augmented and virtual reality hardware, which applications we are now working on closely with several customers.”

1

Fiscal 2022 Third Quarter Highlights:

•	Revenue for the third quarter of fiscal 2022 of $8.3 million
•	Total backlog at March 31, 2022 of $19.7 million
•	Net loss for the third quarter of fiscal 2022 was $495,000
•	EBITDA* for the third quarter of fiscal 2022 was $647,000
•	Won 2022 Prism Award for Manufacturing for Freeform Optics
•	Announced partnership with Attollo Engineering for LightPath’s freeform optical components
•	Received military qualification for BD6 DLC lenses

2022 Fiscal Third Quarter Financial Results

Revenue for the third quarter of fiscal 2022 was approximately $8.3 million, compared to $10.7 million in the same period of the prior fiscal year, which was a record high quarter. Revenue among our product groups for the third quarter of 2022 was as follows:

Product Group Revenue ($ in millions)**	Third Quarter of Fiscal 2022	Third Quarter of Fiscal 2021	% Change
Infrared (“IR”) products	$3.7	$6.5	(42%)
Precision Molded Optics (“PMO”) products	$4.0	$3.9	3%
Specialty products	$0.5	$0.3	64%

** Numbers may not foot due to rounding

•

Revenue from IR products was $3.7 million compared to $6.5 million in the same period of the prior fiscal year. The decrease in revenue from sales of IR products is primarily due to a decrease in sales to customers in the industrial market for temperature sensing applications, where demand peaked during the same quarter last year.

•

Revenue from PMO products was $4.0 million compared to $3.9 million in the same period of the prior fiscal year. The increase is driven by sales through catalog and distribution channels, as well as increases in sales to customers in the industrial and commercial markets. Sales of PMO products in China have improved sequentially each quarter of fiscal 2022.

•

Revenue from specialty products was $547,000 compared to $334,000 in same period of the prior fiscal year. This increase is primarily due to non-recurring engineering (“NRE”) projects for customers in the industrial and defense industries during the third quarter of fiscal 2022.

Gross margin in the third quarter of fiscal 2022 was $3.0 million, a decrease of 22%, as compared to $3.9 million in the same period of the prior fiscal year. Gross margin as a percentage of revenue was 37% for the third quarter of fiscal 2022, compared to 36% for the same period of the prior fiscal year. The increase in gross margin as a percentage of revenue is primarily due to an increase is the percent of sales generated from PMO products, which have higher gross margins. PMO products comprised 49% of revenue for the third quarter of fiscal 2022, as compared to 36% of revenue for the third quarter of fiscal 2021, whereas IR products comprised 45% of revenue for the third quarter of fiscal 2022, as compared to 60% of revenue for the third quarter of fiscal 2021. This favorable change in mix resulted in slightly higher gross margin as a percentage of revenue, despite the significantly lower revenue level in the third quarter of fiscal 2022, as compared to the third quarter of fiscal 2021.

Operating expenses in the third quarter of fiscal 2022 were $3.5 million, a decrease of $246,000, or 7%, as compared to $3.7 million in the same period of the prior fiscal year. Selling, general and administrative (“SG&A”) costs decreased by $187,000, or 7%, as compared to the same period of the prior fiscal year, while new product development costs decreased by $50,000, or 8%, as compared to the same period of the prior fiscal year. The decrease in SG&A costs is primarily due to a decrease of $149,000 of expenses associated with the previously described events that occurred at the Company’s Chinese subsidiaries, including legal and consulting fees.

2

Other income, net, for the third quarter of fiscal 2022 also includes a benefit of $210,000, which represents the reversal of the contingent liability based on the actions of the terminated employees of our Chinese subsidiaries, as discussed in previous earnings releases. This potential liability was accrued as of June 30, 2021, pending further investigation, and it was determined in the third quarter of fiscal 2022 that the Company would not be responsible for this amount.

Net loss for the third quarter of fiscal 2022 was $495,000, or $0.02 basic and diluted loss per share, compared to $223,000, or $0.01 basic and diluted loss per share, for the third quarter of fiscal 2021. The increase in net loss for the third quarter of fiscal 2022, as compared to the same period of the prior fiscal year, was primarily attributable to revenue and gross margin, partially offset by lower operating expenses. The resulting decrease in operating income was partially offset by the aforementioned other income item of $210,000, and a decrease in the provision for income taxes of approximately $145,000, as compared to the same period of the prior fiscal year.

Income tax expense is primarily related to income taxes from our operations in China, including estimated Chinese withholding taxes associated with intercompany dividends declared by LightPath Optical Instrumentation (Zhenjiang) Co., Ltd. (“LPOIZ”) and payable to LightPath as the parent company in the U.S. The decrease is primarily due to lower taxable income in that jurisdiction. LightPath has net operating loss (“NOL”) carry-forward benefits of approximately $61 million available to apply against taxable income as reported on a consolidated basis in the U.S.

EBITDA for the third quarter of fiscal 2022 was $647,000, compared to $1.1 million for the same period of the prior fiscal year. The decrease in EBITDA in the third quarter of fiscal 2022 was primarily attributable to lower revenue and gross margin, partially offset by an increase in other income of $210,000.

2022 Fiscal Year-To-Date Financial Results

For the first three quarters of fiscal 2022, revenue was $26.7 million, a decrease of $3.5 million, or 12%, as compared to $30.1 million in the same period of the prior fiscal year. Revenue among our product groups for the first nine months of fiscal 2022 was as follows:

Product Group Revenue ($ in millions)**	Year-to-Date 2022	Year-to-Date 2021	% Change
IR products	$13.7	$16.0	(14%)
PMO products	$11.6	$12.9	(10%)
Specialty products	$1.4	$1.2	13%

** Numbers may not foot due to rounding

•

Revenue generated by IR products was $13.7 million in the first three quarters of fiscal 2022, a decrease of $2.3 million, or 14%, as compared to $16.0 million in the same period of the prior fiscal year. The decrease in revenue is primarily driven by sales to customers in the industrial market.

•

Revenue generated by PMO products was $11.6 million for the first three quarters of fiscal 2022, a decrease of $1.3 million, or 10%, as compared to $12.9 million in the same period of the prior fiscal year. The decreases in telecommunications and other domestic sales in China were partially offset by an increase in sales through catalog and distribution channels, as well as increases in sales to customers in the industrial and commercial industries.

•

Revenue generated by specialty products was $1.4 million in the first three quarters of fiscal 2022, an increase of $158,000, or 13%, compared to $1.2 million in the same period of the prior fiscal year. This increase is primarily driven by an increase in NRE projects for customers in the commercial and defense industries.

3

Gross margin in the first three quarters of fiscal 2022 was $9.0 million, a decrease of 21%, as compared to $11.4 million in the same period of the prior fiscal year. Gross margin as a percentage of revenue was 34% for the first three quarters of fiscal 2022, compared to 38% for the same period of the prior fiscal year. Gross margin was unfavorably impacted by the 12% decrease in revenue, which resulted in under-utilized capacity in some areas. IR product margins also reflect increased costs associated with the completion of the coating department at the Company’s facility in Riga, Latvia.

Operating expenses were $10.8 million, an increase of $366,000, or 3%, as compared to $10.5 million in the same period of the prior fiscal year. SG&A costs increased $426,000, or 5%, as compared to the same period of the prior fiscal year, while new product development costs decreased by $51,000, or 3%. The increase in SG&A costs is primarily due to an increase of $380,000 of expenses incurred associated with the previously described events that occurred at our Chinese subsidiaries, including legal and consulting fees, as compared to the same period of the prior fiscal year. In addition, SG&A costs for the first three quarters of fiscal 2022 include certain VAT and related taxes owed by one of our Chinese subsidiaries from prior years, which was identified and settled during the first three quarters of fiscal 2022. These increases were partially offset by the absence of $400,000 of non-recurring additional compensation to our former Chief Executive Officer, which was included in SG&A for the second quarter of fiscal 2021, and previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2020.

Net loss for the first three quarters of fiscal 2022 was $2.2 million, or $0.08 basic and diluted loss per share, compared to $272,000, or $0.01 basic and diluted loss per share, for the first three quarters of fiscal 2021. The decrease in net income for the first three quarters of fiscal 2022, was primarily attributable to lower revenue and gross margin and increased SG&A expenses, including expenses incurred related to the previously described events that occurred in China. The resulting decrease in operating income was partially offset by the aforementioned other income item of $210,000, and a decrease in the provision for income taxes of approximately $655,000, as compared to the same period of the prior fiscal year.

EBITDA* for the first three quarters of fiscal 2022 was approximately $1.1 million, compared to $3.5 million for the same period of the prior fiscal year. The decrease in EBITDA in the first three quarters of fiscal 2022 was primarily attributable to lower revenue and gross margin and increased SG&A expenses, including expenses incurred related to the previously described events that occurred in the Company’s subsidiaries in China.

Liquidity and Capital Resources

Cash provided by operating activities was $352,000 for the first three quarters of fiscal 2022, compared to $3.1 million for the same period of the prior fiscal year The decrease in cash flows from operations during the first three quarters of fiscal 2022 is due to the increase in net loss and a decrease in accounts payable and accrued liabilities, partially offset by a reduction in inventory. Capital expenditures were $1.5 million for the first three quarters of fiscal 2022, compared to $2.7 million in the same period prior fiscal year. The majority of capital expenditures during the first three quarters of fiscal 2022 were related to the continued expansion of IR coating capacity as well as increasing diamond turned lens capacity to meet current and forecasted demand.

4

Sales Backlog

As of March 31, 2022, LightPath’s total backlog was $19.7 million, a decrease of 8% as compared to $21.3 million as of June 30, 2021. The decrease in backlog during the first three quarters of fiscal 2022 was largely due to timing of the renewal of a large annual contract for IR products. Consistent with prior years, the Company received the renewal of this contract in the fiscal second quarter, and began shipping against this contract in the fiscal third quarter. The timing of other contract renewals may not be as consistent and may substantially increase backlog levels at the time the orders are received. Backlog will subsequently be drawn down as shipments are made against these orders. The Company’s annual and multi-year contracts are expected to renew in future quarters.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, May 12, 2022 at 5:00 p.m. ET to discuss its financial and operational performance for its fiscal 2022 third quarter ended March 31, 2022.

Date: Thursday, May 12, 2022

Time: 5:00 PM (ET)

Dial-in Number: 1-877-317-2514

International Dial-in Number: 1-412-317-2514

Webcast: https://services.choruscall.com/mediaframe/webcast.html?webcastid=JhtL4rN4

Participants are recommended to dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through May 26, 2022. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #3694282.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, which is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, see the table provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that this non-GAAP financial measures, when considered together with the GAAP financial measure, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that this non-GAAP financial measure enhances the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize this non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

5

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

LPTH@mzgroup.us

+561 489 5315

(tables follow)

6

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	June 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$5,240,946	$6,774,694
Trade accounts receivable, net of allowance of $25,692 and $45,643	4,976,891	4,656,354
Inventories, net	7,617,849	8,659,587
Other receivables	31,505	137,103
Prepaid expenses and other assets	438,878	475,364
Total current assets	18,306,069	20,703,102

Property and equipment, net	12,628,654	13,279,867
Operating lease right-of-use assets	10,598,425	9,015,498
Intangible assets, net	4,739,069	5,582,881
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	147,000	147,000
Other assets	27,737	27,737
Total assets	$52,301,859	$54,610,990
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,661,862	$2,924,333
Accrued liabilities	670,171	1,067,265
Accrued payroll and benefits	1,986,328	2,810,043
Operating lease liabilities, current	973,174	799,507
Loans payable, current portion	902,601	634,846
Finance lease obligation, current portion	91,277	212,212
Total current liabilities	7,285,413	8,448,206

Finance lease obligation, less current portion	15,392	66,801
Operating lease liabilities, noncurrent	9,686,335	8,461,133
Loans payable, less current portion	3,489,070	4,057,365
Total liabilities	20,476,210	21,033,505

Commitments and Contingencies

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting; 500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting; 44,500,000 shares authorized; 27,034,266 and 26,985,913 shares issued and outstanding	270,343	269,859
Additional paid-in capital	232,031,350	231,438,651
Accumulated other comprehensive income	1,953,524	2,116,152
Accumulated deficit	(202,429,568)	(200,247,177)
Total stockholders’ equity	31,825,649	33,577,485
Total liabilities and stockholders’ equity	$52,301,859	$54,610,990

7

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Revenue, net	$8,305,412	$10,701,362	$26,651,929	$30,132,505
Cost of sales	5,271,161	6,797,605	17,645,897	18,748,220
Gross margin	3,034,251	3,903,757	9,006,032	11,384,285
Operating expenses:
Selling, general and administrative	2,619,269	2,805,829	8,435,313	8,009,484
New product development	590,405	640,528	1,569,376	1,620,927
Amortization of intangibles	281,270	281,270	843,812	843,812
Loss on disposal of property and equipment	337	9,473	337	8,951
Total operating expenses	3,491,281	3,737,100	10,848,838	10,483,174
Operating income (loss)	(457,030)	166,657	(1,842,806)	901,111
Other income (expense):
Interest expense, net	(54,984)	(52,795)	(151,064)	(166,491)
Other income (expense), net	180,070	(28,592)	139,807	(23,075)
Total other income (expense), net	125,086	(81,387)	(11,257)	(189,566)
Income (loss) before income taxes	(331,944)	85,270	(1,854,063)	711,545
Income tax provision	163,059	307,834	328,328	983,586
Net loss	$(495,003)	$(222,564)	$(2,182,391)	$(272,041)
Foreign currency translation adjustment	(18,738)	(373,114)	(162,628)	1,079,590
Comprehensive income (loss)	$(513,741)	$(595,678)	$(2,345,019)	$807,549
Loss per common share (basic)	$(0.02)	$(0.01)	$(0.08)	$(0.01)
Number of shares used in per share calculation (basic)	27,033,578	26,366,651	27,011,943	26,153,839
Loss per common share (diluted)	$(0.02)	$(0.01)	$(0.08)	$(0.01)
Number of shares used in per share calculation (diluted)	27,033,578	26,366,651	27,011,943	26,153,839

8

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2021	26,985,913	$269,859	$231,438,651	$2,116,152	$(200,247,177)	$33,577,485
Issuance of common stock for:
Employee Stock Purchase Plan	8,621	86	21,640	—	—	21,726
Stock-based compensation on stock options & RSUs	—	—	116,591	—	—	116,591
Foreign currency translation adjustment	—	—	—	(144,174)	—	(144,174)
Net loss	—	—	—	—	(632,097)	(632,097)
Balances at September 30, 2021	26,994,534	$269,945	$231,576,882	$1,971,978	$(200,879,274)	$32,939,531
Issuance of common stock for:
Settlement of RSUs, net	27,341	274	(274)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	184,538	—	—	184,538
Foreign currency translation adjustment	—	—	—	284	—	284
Net loss	—	—	—	—	(1,055,291)	(1,055,291)
Balances at December 31, 2021	27,021,875	$270,219	$231,761,146	$1,972,262	$(201,934,565)	$32,069,062
Issuance of common stock for:
Employee Stock Purchase Plan	12,391	124	29,861	—	—	29,985
Stock-based compensation on stock options & RSUs	—	—	240,343	—	—	240,343
Foreign currency translation adjustment	—	—	—	(18,738)	—	(18,738)
Net loss	—	—	—	—	(495,003)	(495,003)
Balances at March 31, 2022	27,034,266	$270,343	$232,031,350	$1,953,524	$(202,429,568)	$31,825,649

Balances at June 30, 2020	25,891,885	$258,919	$230,634,056	$735,892	$(197,061,926)	$34,566,941
Issuance of common stock for:
Employee Stock Purchase Plan	3,306	33	10,976	—	—	11,009
Exercise of Stock Options & RSUs, net	207,640	2,076	124,024	—	—	126,100
Stock-based compensation on stock options & RSUs	—	—	136,849	—	—	136,849
Foreign currency translation adjustment	—	—	—	729,308	—	729,308
Net income	—	—	—	—	97,068	97,068
Balances at September 30, 2020	26,102,831	$261,028	$230,905,905	$1,465,200	$(196,964,858)	$35,667,275
Issuance of common stock for:
Exercise of stock options & RSU's, net	24,530	246	2,488	—	—	2,734
Stock-based compensation on stock options & RSUs	—	—	106,167	—	—	106,167
Foreign currency translation adjustment	—	—	—	723,396	—	723,396
Net loss	—	—	—	—	(146,545)	(146,545)
Balances at December 31, 2020	26,127,361	$261,274	$231,014,560	$2,188,596	$(197,111,403)	$36,353,027
Issuance of common stock for:
Employee Stock Purchase Plan	4,839	48	18,920	—	—	18,968
Exercise of stock options & RSUs, net	433,726	4,337	9,521	—	—	13,858
Stock-based compensation on stock options & RSUs	—	—	200,061	—	—	200,061
Foreign currency translation adjustment	—	—	—	(373,114)	—	(373,114)
Net loss	—	—	—	—	(222,564)	(222,564)
Balances at March 31, 2021	26,565,926	$265,659	$231,243,062	$1,815,482	$(197,333,967)	$35,990,236

9

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(2,182,391)	$(272,041)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,763,620	2,608,472
Interest from amortization of debt costs	33,414	13,929
Loss on disposal of property and equipment	337	8,951
Stock-based compensation on stock options & RSUs, net	541,471	443,077
Provision for doubtful accounts receivable	20,200	(1,632)
Change in operating lease assets and liabilities	(184,058)	(135,746)
Inventory write-offs to allowance	188,011	144,741
Changes in operating assets and liabilities:
Trade accounts receivable	(340,737)	31,649
Other receivables	105,598	(186,769)
Inventories	853,727	(43,542)
Prepaid expenses and other assets	36,486	125,237
Accounts payable and accrued liabilities	(1,483,280)	339,909
Net cash provided by operating activities	352,398	3,076,235

Cash flows from investing activities
Purchase of property and equipment	(1,492,668)	(2,721,567)
Net cash used in investing activities	(1,492,668)	(2,721,567)

Cash flows from financing activities
Proceeds from exercise of stock options	—	142,693
Proceeds from sale of common stock from Employee Stock Purchase Plan	51,711	29,976
Loan costs	(61,223)	—
Borrowings on loans payable	266,850	275,377
Payments on loans payable	(509,754)	(554,102)
Repayment of finance lease obligations	(172,344)	(206,644)
Net cash used in financing activities	(424,760)	(312,700)
Effect of exchange rate on cash and cash equivalents	31,282	511,343
Change in cash and cash equivalents	(1,533,748)	553,311
Cash and cash equivalents, beginning of period	6,774,694	5,387,388
Cash and cash equivalents, end of period	$5,240,946	$5,940,699

Supplemental disclosure of cash flow information:
Interest paid in cash	$118,094	$151,537
Income taxes paid	$243,162	$787,289

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To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Quarter Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Net loss	$(495,003)	$(222,564)	$(2,182,391)	$(272,041)
Depreciation and amortization	924,219	917,308	2,763,620	2,608,472
Income tax provision	163,059	307,834	328,328	983,586
Interest expense	54,984	52,795	151,064	166,491
EBITDA	$647,259	$1,055,373	$1,060,621	$3,486,508
% of revenue	8%	10%	4%	12%

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